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                                                                     EXHIBIT 8.1

                               December 4, 1997

To the Board of Directors of River Oaks Hospital, Inc.


Re: MERGER WITH HEALTH MANAGEMENT ASSOCIATES, INC. - FEDERAL INCOME TAX CONSEQUENCES


Ladies and Gentlemen:

     We have acted as counsel for River Oaks Hospital, Inc. d/b/a River Oaks Health System ("River Oaks") in connection with the Agreement of Merger and Plan of Reorganization dated as of ______________, 1997 (the "Agreement"), by and between River Oaks, HMA-RO Acquisition Corp. ("Sub") and Health Management Associates, Inc. ("HMA"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

     The Agreement provides that Sub, a wholly-owned subsidiary of HMA organized under the laws of the State of Mississippi, will be merged with and into River Oaks (the "Merger") under the applicable provisions of the Mississippi Business Corporation Act. The corporate existence of Sub will cease, and River Oaks will become the surviving corporation. Pursuant to the Agreement, each share of River Oaks Common Stock issued and outstanding as of the Effective Time (except for Qualifying Shares and shares held by shareholders who validly perfect their dissenters' rights under Mississippi law) will be converted into shares of HMA Common Stock in amounts determined under Section 3.2(d) of the Agreement. No fractional shares of HMA Common Stock will be issued in connection with the Merger. In lieu of fractional shares, HMA will make a cash payment equal to the amount determined pursuant to Section 3.3(c) of the Agreement. No River Oaks shareholder will receive cash for a fractional share in an amount in excess of the value of one (1) share of HMA Common Stock.

     We have been provided with an Officer's Certificate, in which officers of River Oaks make certain representations on behalf of River Oaks regarding the Merger, and we have been provided with Certificates, in which officers of HMA make certain representations with respect to HMA regarding the Merger (the "Certificates"). We assume those representations to be not only statements in the signers' best information but also currently true statements, and we rely thereon in rendering this opinion.
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Board of Directors of River Oaks Hospital, Inc.
December 4, 1997
Page 2


     In rendering the following opinion, we have considered the Agreement, the Certificates, applicable case law and applicable provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the "Code"), and regulations adopted thereunder, and Revenue Rulings and Revenue Procedures published thereunder.

     Based on the foregoing, and assuming that the representations made in the Certificates also will be true as of the Effective Time of the Merger as defined in the Agreement, we are of the opinion that, upon consummation of the Merger in accordance with the terms and conditions of the Agreement, for federal income tax purposes:

     (a) Provided that the Merger qualifies as a statutory merger under the Mississippi Business Corporation Act, the Merger will be a reorganization within the meaning of Section 368(a) of the Code, and HMA and River Oaks will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     (b) No gain or loss will be recognized by either HMA or River Oaks as a result of the Merger.

     (c) No gain or loss will be recognized by the shareholders of River Oaks upon receipt of HMA Common Stock in exchange for their River Oaks Common Stock, except as described below with respect to cash received in lieu of a fractional share interest in the HMA Common Stock.

     (d) The basis of the HMA Common Stock received by each River Oaks shareholder will be the same as the basis of the shares of River Oaks Common Stock owned by such shareholder surrendered in exchange therefor, decreased by any amount allocable to a fractional share interest for which cash was received.

     (e) The holding period of the HMA Common Stock received by a River Oaks stockholder will include the period during which the River Oaks Common Stock surrendered in exchange therefor was held, provided that such River Oaks Common Stock was held by such River Oaks stockholder as a capital asset as of the Effective Time.

     (f) A stockholder of River Oaks Common Stock who receives cash in the Merger in lieu of a fractional share interest in HMA Common Stock will be treated as having received cash in redemption of such fractional share interest. Provided that such River Oaks Common Stock was held by such River Oaks stockholder as a capital asset as of the Effective Time, the
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Board of Directors of River Oaks Hospital, Inc.
December 4, 1997
Page 3


         receipt of such cash should generally result in capital gain or loss equal to the difference between the amount of cash received and the portion of such River Oaks stockholder's adjusted basis in the shares of River Oaks Common Stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holding period for the shares of HMA Common Stock for which cash is received is more than one (1) year.

     (g) A River Oaks shareholder who elects to retain Qualifying Shares of River Oaks will not be deemed to have made any sale or other disposition of such Qualifying Shares which would require realization of gain under Section 1001 of the Code. The tax basis and holding period of the Qualifying Shares will continue to be the same after the Merger as they were before the Merger.

     No opinion is expressed herein with respect to any subsequent disposition of either Qualifying Shares or HMA Common Stock received in exchange for shares of River Oaks Common Stock.

     The shares of River Oaks Common Stock referred to herein do not include any stock rights, rights or options to acquire River Oaks Common Stock.

     This opinion is limited to the effect of the income tax laws of the United States of America, and we have expressed no opinion as to the laws of any jurisdiction other than the United States of America. We have not considered the effects of the transaction on the stockholders of River Oaks under the income tax laws of the states in which they reside, and we have not considered the effects on the transaction, if any, of any other state and local taxes. We express no opinion as to the federal income tax consequences of the exchange of River Oaks shares by any individual who receives such shares as compensation and holds them at the Effective Time subject to any restriction related to employment.

     Changes to the Code, regulations, rulings thereunder, and changes by the courts and the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinion expressed herein.

     The foregoing opinion is furnished to you solely in connection with the above-described transaction and may not be relied upon by any other person or entity, or used for any other purpose.
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Board of Directors of River Oaks Hospital, Inc.
December 4, 1997
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     Unless a prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, and is not to be filed with or furnished to any governmental agency or other entity or person, except as otherwise required by law.

     We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement on Form S-4, relating to the issuance of shares of HMA Common Stock in the Merger, to be filed by HMA with the Securities and Exchange Commission, and to all references to this firm in the Prospectus that is part of the Registration Statement.

                                    Very truly yours,

                                    BAKER, DONELSON, BEARMAN,
                                    & CALDWELL, P.C.


                                    By: __________________________
                                         A Member Thereof